Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ceragon Networks Ltd.:

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Share Option and RSU Plan of Ceragon Networks Ltd. of our reports dated March 31, 2019 with respect to the consolidated financial statements of Ceragon America Latina Ltda., and the effectiveness of internal control over financial reporting of Ceragon America Latina Ltda. included in its Annual Report (Form 20-F, as amended by the Form 20-F/A) for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

/s/ Mazars Auditores Independentes S.S.

Sao Paulo
May 16, 2019